Imperial Oil Limited 237 - 4th Avenue S.W. Calgary, AB T2P 0H6	News Release
Exhibit 99.1
Imperial announces temporary shut-down of Syncrude Coker 8-3
Calgary, May 18, 2006 — Imperial Oil Resources announced today that Syncrude Canada has temporarily shut down operation of its new Coker 8-3 and associated units in response to an Environmental Protection Order (EPO) issued earlier today by Alberta Environment.
The EPO was issued as a precautionary measure following concern by area residents regarding odourous emissions in recent days believed to be associated with the start-up of the new coker unit in early May.
Imperial has offered its support to Syncrude to investigate the cause of the odours and develop remedial actions. It is too early at this time to determine how long the coker will remain shut down and what impact this will have on Syncrude’s volume performance. Production capacity affected is approximately 100,000 barrels a day. Current production capacity of Syncrude’s operation, excluding volumes from Coker 8-3, is about 250,000 barrels a day and is unaffected by these events.
The Syncrude Project is a joint venture operated by Syncrude Canada Ltd. and 25-percent owned by Imperial. The other owners are Canadian Oil Sands Limited Partnership, Canadian Oil Sands Limited, ConocoPhillips Oilsands Partnership II, Mocal Energy Limited, Murphy Oil Company Ltd., Nexen Inc., and Petro-Canada Oil and Gas.

FOR MORE INFORMATION, CONTACT: Pius Rolheiser — Public Affairs 403-237-2710	Susan Swan — Investor Relations 403-237-4537